Exhibit 2.1

PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 22nd day of December 2004 by and between StoresOnline, Inc., a Delaware Corporation having offices at 754 East Technology Avenue, Orem, UT 84097 (hereinafter referred to “Seller”) and Alternative Debt Portfolios, L.P., a Delaware Limited Partnership having offices at 790 Ida Court Incline Village, NV 89451 (hereinafter referred to as “Company”);

That for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, it is agreed as follows:

1.   The Seller may sell, hereinafter referred to as “Assign” certain Contracts, Conditional Sales Contracts, Security Agreements, Invoices, Accounts Receivables, Leases, Chattel Paper, or other obligations hereinafter referred to as “Contracts” arising out of the sale of merchandise or services sold or delivered by the Seller.  The Company reserves the right to make an investigation of all Contracts submitted and the Company may, at its sole discretion, reject any such Contracts submitted by the Seller.

2.   For each Contract purchased by, or assigned to, the Company, the Company shall be due all payments from Contract Obligor.  The Company shall determine the amount of advance required to purchase each Contract and a separate addendum shall specify the purchase price due to the Seller.

3.   Contracts sold or assigned to the Company by the Seller shall become the sole property of the Company and the Seller waives all rights to said Contracts.  Funds delivered by the company shall constitute payment in full for the Seller’s interest in Contracts sold or assigned.  The Seller waives any claims of consequential and/or punitive damages.

4.   The Seller understands and acknowledges that any and all representations and warranties he makes is material to the Company’s purchase of each Contract.  If any representation or warranty made to the Company or to the Seller’s customer in connection with a Contract is in the conclusive opinion of the Company, breached or untrue, the Seller shall unconditionally guarantee payment of the discounted amount remaining unpaid and shall, upon demand by the Company, repurchase within ten days such Contract in cash for the full amount then unpaid, whether or not the Contract obligor is in default under the Contract, and shall indemnify, defend and hold harmless from and against any and all liabilities, losses, costs, judgments, fines and expenses, including attorney fees, that may be incurred by the Company at any time in connection with or as a result of such breach or misrepresentation.  The Seller understands and agrees that the Company may obtain repayment for any Contract required to be purchased by the Seller under this provision by right of set-off, and the Seller hereby grants to the Company the right to obtain such repayment by offsetting the repayment of such Contract by the Seller, the Company shall return the Contract to the Seller.

5.   In addition to any rights and remedies of the Company provided by law, the Company shall have the further right, under the conditions stated below, to set-off and make application against the Seller’s cash advances, or any other monetary obligation owing by the Company to the Seller.  Such right of set-off shall be exercised by the Company after 10 days written or oral notice. The Company’s right of set-off shall be effective upon the occurrence of any event of charge back or other loss provided that such event is documented by the Company.  The Company may exercise its right of set-off in its sole discretion either at the time of the occurrence of any such event or loss, or at any time thereafter, and such right of set-off may be exercised by the Company against the Seller or any successor or assignee.  The Company agrees to promptly notify the Seller after any set-off or applications made provided that the failure to give such notice shall not affect the validity of such set-off or application.

6.   The Seller shall instruct all obligors on Contracts sold by the Seller to the Company that all payments on such Contracts shall be made to the Company.

7.   The Seller shall comply fully with all requirements of Federal Truth-in Lending laws and regulations and shall save the Company harmless from any and all claims and expenses arising out of the Seller’s failure to do so, including but not limited to all attorneys’ fees and litigation costs incurred by the Company.  If any law, statute or regulation changes, is amended, or enacted that would change the eligibility or enforcement of contracts purchased from Seller, Seller shall promptly notify Company in writing and not submit such contracts for purchase to Company.

8.   The Seller warrants to the Company that if the retail transaction or negotiations related to the retail transaction were conducted in a language other than English, Seller gave each buyer prior to entering into the contract or any written agreement an unexecuted copy of the contract or other written agreement written in such foreign language.

9.   The Seller warrants to the Company that all Contracts sold to the Company are free from any defenses on the part of all Contract obligors and the Seller shall save the Company harmless of and from all expenses (including but not limited to attorneys’ fees and litigation costs incurred by the Company) arising out of all claims or defenses interposed by any Contract obligor whether by suit, defense, counterclaim or otherwise.

10.   The Seller hereby assigns and sets over to the Company all of its right, title, and interest in and to any and all Contracts which are accepted by the Company for financing.

11. Each account purchased by the Company from Seller is or has been or shall be assigned to Company by Seller.  Seller hereby grants to Company, the authority and right to endorse on Seller’s behalf any documents necessary to effectuate such assignment.

12.   The Seller represents and warrants that all Contracts sold by it to the Company are free from any liens or encumbrances and that the Seller is authorized to assign the Contracts to the Company.  The Seller hereby provides the Company an absolute guaranty of such representations and warranties.  The Seller also grants Company a security interest in all Contracts assigned to Company pursuant to the Uniform Commercial Code.  Upon request by Company, Seller will execute and deliver a Uniform Commercial Code Form UCC-1 Financing Statement from time to time covering all Contracts assigned.

13.   The Seller is an independent Contractor and therefore is solely responsible for any and all taxes due in the course of its business including but not limited to federal, state and local income taxes, intangibles taxes and sales taxes.

14.   Either party may terminate this agreement at any time with or without notice.  The expiration of this Agreement or earlier termination thereof shall not in any way affect this Agreement which shall continue in full force and effect with respect to those Contracts purchased by the Company from the Seller prior to the expiration or termination of this Agreement and which shall remain in full force and effect with respect to the obligations of the Seller and the Company with respect to all such Contracts.

15.   This Agreement constitutes the entire agreement between the parties and there are no other agreements between the parties except as expressly contained herein.  This Agreement may be amended only by a writing signed by both parties hereto.  This Agreement supersedes and invalidates any prior agreement between the parties.

16.   The Seller appoints the Company its attorney-in-fact with power of attorney to endorse the Seller’s name on all Contracts, checks or other instruments received in payment of said Contracts and to receive, open and dispose of any mail addressed to the Seller and to do all things Seller might do in connection with the collection or enforcement of payment of all Contracts sold or assigned to the Company.

17.   In the event any administrative agency or court of competent jurisdiction should find a paragraph of this Agreement to be unenforceable, illegal or void, then such paragraph shall be deleted from the Agreement.  The remaining paragraphs of this Agreement, however, shall remain in full force and effect and shall not be nullified or voided in any way by the deletion of such paragraph.

18.   The failure of either party at any time to exercise any of its rights under this Agreement shall not be deemed waiver of such rights, nor shall such failure in any way prevent such party from subsequently asserting or exercising such rights.

19.   This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Nevada.  The Seller to the extent provided by law, waives his right to a jury trial in any matter arising out of this Agreement and this waiver is absolute and unconditional. The Company and the Seller agree that the venue of any litigation arising out of any dispute concerning this Agreement shall be in the courts of Washoe County, NV and no litigation shall be commenced in any other court in Nevada or elsewhere without the consent of both parties.  In the event of any litigation regarding this Agreement the prevailing party shall be entitled to an award of its reasonable attorney’s fees and cost of litigation.

20.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

21.   For the purpose of notification, the respective parties shall be sent by first class mail or in person, addressed to the Company or to the Seller at their respective office addresses as set forth below, and to such other person or place as may from time to time be designated in writing.

22.   The parties may amend this Agreement only in writing signed by both parties.

SELLER:  StoresOnline, Inc., 754 East Technology Avenue, Orem, UT 84097

Signature:	/s/ Robert Lewis

Print Name:	Robert Lewis	Title:	CFO

Date:	December 22, 2004

COMPANY: Alternative Debt Portfolios, L.P. 790 Ida Court, Incline Village, NV 89451

Signature:	/s/ Eric J. Gangloff

Print Name:	Eric J. Gangloff	Title:	Managing Director

Date:	December 22, 2004